UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GOLDEN GRAIN ENERGY, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1822 43rd Street SW
Mason City, IA 50401

NOTICE OF 2020 ANNUAL MEETING OF MEMBERS
To be Held Monday, February 17, 2020
To our members:

The 2020 annual meeting of members (the "2020 Annual Meeting") of Golden Grain Energy, LLC (the "Company") will be held on Monday, February 17, 2020, at the Columbia Club, 551 S. Taft Avenue, Mason City, Iowa, 50401. Registration for the meeting and lunch will begin at 12:00 p.m. The 2020 Annual Meeting will follow the lunch, and will commence at approximately 1:00 p.m. The board of directors (the "Board") encourages you to attend the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING TO BE HELD ON MONDAY, FEBRUARY 17, 2020:

◦
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting;

◦	The proxy statement, proxy card and annual report to members are available at http://www.goldengrainenergy.com; and

◦
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy by calling our office at (641) 423-8525 or toll free at (888) 443-2676 or by written request at Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401, by e-mail at info@ggecorn.com, or on our website at http://www.goldengrainenergy.com on or before February 11, 2020, to facilitate timely delivery.

The purposes of the meeting are to: (1) Elect two directors to the Board; (2) Conduct an advisory vote on our executive compensation called "Say-on-Pay"; and (3) Transact such other business as may properly come before the 2020 Annual Meeting or any adjournments thereof.

Only members listed on the Company's records at the close of business on January 8, 2020 are entitled to notice of the 2020 Annual Meeting and to vote at the 2020 Annual Meeting and any adjournments thereof. For your proxy card to be valid, it must be RECEIVED by the Company no later than 5:00 p.m. on Friday, February 14, 2020.

All members are cordially invited to attend the 2020 Annual Meeting in person. However, to assure the presence of a quorum, the Board requests that you promptly sign, date and return a proxy card, whether or not you plan to attend the meeting. Proxy cards are available on the Company's website at http://www.goldengrainenergy.com and may be printed by the members. No personal information is required to print a proxy card. We will be sending you a proxy card approximately 10 days from the date of this letter. If you wish to revoke your proxy at the meeting and execute a new proxy card, you may do so by giving written notice to our CFO, Christy Marchand, prior to the commencement of the meeting. You may fax your completed proxy card to the Company at (641) 421-8457; email it to info@ggecorn.com or mail it to the Company at 1822 43rd Street SW, Mason City, Iowa 50401. If you need directions to the meeting, please contact the Company using the information listed above.

By order of the Board of Directors,

/s/ Dave Sovereign
Chairman of the Board

Mason City, Iowa
January 8, 2020

Golden Grain Energy, LLC
1822 43rd Street SW
Mason City, Iowa 50401

Proxy Statement
2020 Annual Meeting of Members
Monday, February 17, 2020

This proxy solicitation is being made by Golden Grain Energy, LLC (the "Company"). The proxy statement and proxy card were prepared by the board of directors (the "Board") of the Company for use at the 2020 annual meeting of members of the Company to be held on Monday, February 17, 2020 (the "2020 Annual Meeting"), and at any adjournment thereof. The 2020 Annual Meeting will be held at the Columbia Club, 551 S. Taft Avenue, Mason City, Iowa, 50401. Registration for the meeting and lunch will begin at 12:00 p.m. The 2020 Annual Meeting will follow the lunch, and will commence at approximately 1:00 p.m. Distribution of this proxy statement and the proxy card is scheduled to begin on or about January 8, 2020. This solicitation is being made according to the SEC's Internet availability of proxy materials rules, however the Company may also use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, email, facsimile or letter.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:
The Board is soliciting your proxy to vote at the 2020 Annual Meeting because you were a member of the Company at the close of business on January 8, 2020, the record date, and are entitled to vote at the meeting.

Q:	What am I voting on?

A:
You are voting on the election of two directors. The nominees are Jerry Calease, Dustin Petersen and Reid Weiland. You are also providing an advisory vote on the Company's executive compensation called a "Say-on-Pay" vote and an advisory vote on how frequently the Company should conduct the Say-on-Pay vote.

Q:	How many votes do I have?

A:
Members are entitled to one vote for each Class A or Class B membership unit that they hold. Members who have the right to appoint a director to the Board are not entitled to vote in the general election of directors.

Q:     What is the Say-on-Pay Vote?

A:
The Say-on-Pay vote is an advisory vote by the Company's members whereby the member can either endorse or not endorse the Company's system of compensating its executive officers. While the Say-on-Pay vote is not binding on the Board, the Board intends to take the vote into consideration in making future compensation awards to the Company's executive officers. The Company may also use the Say-on-Pay vote to engage members in a dialogue regarding the Company's system of compensating its executive officers.

Q:	What is the voting requirement to elect the directors and what is the effect of an abstention or withhold vote?

A:
In the election of directors, the two nominees receiving the greatest number of votes will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. In the director election, because directors are elected by plurality vote, abstentions and withheld votes will not be counted either for or against any nominee. Abstentions and withheld votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q:     What is the voting requirement for the Say-on-Pay vote and what is the effect of an abstention?

A:
The advisory vote on executive compensation called the Say-on-Pay vote will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked ABSTAIN with respect to the proposal will not be voted and will not count FOR or AGAINST the proposal. Abstentions with respect to this proposal are counted for purposes of establishing a quorum.

Q:	How many membership units are outstanding?

A:	On January 8, 2020, the record date, there were 18,953,000 outstanding Class A membership units and 920,000 outstanding Class B membership units for a total of 19,873,000 units outstanding.

Q:	What constitutes a quorum?

A:
The presence of members holding 30% of the total outstanding Class A and B membership units entitled to vote on the matter, or 5,061,900 membership units for the election of directors, regardless of class, or 5,961,900 for the Say-on-Pay vote, constitutes a quorum. If you are entitled to vote and submit a properly executed proxy, then your units will be counted as part of the quorum.

Q:	How do I vote?

A:	Membership units can be voted only if the holder of record is present at the 2020 Annual Meeting, either in person or by proxy. You may vote using either of the following methods:

•
Proxy. You may cast your votes by executing a proxy card for the 2020 Annual Meeting and submitting it to the Company prior to the 2020 Annual Meeting. Completed proxy cards must be RECEIVED by the Company by 5:00 p.m. on Friday, February 14, 2020 in order to be valid. The Company urges you to specify your choices by marking the appropriate boxes on your proxy card for the 2020 Annual Meeting. After you have marked your choices, please sign and date the proxy card and return it to the Company, either by mail at 1822 43rd Street SW, Mason City, Iowa 50401, or fax it to the Company at (641) 421-8457. If you sign and return the proxy card without specifying any choices, your membership units will be voted WITHHELD/ABSTAIN for the director election and FOR Proposal Two - Say-on-Pay.

•	In person at the 2020 Annual Meeting. All members entitled to vote may vote in person at the 2020 Annual Meeting.

Q:	Do I have dissenters' rights, appraisal rights or similar rights?

A:	Pursuant to Section 6.8 of the Operating Agreement, members have no dissenters' rights, appraisal rights or any similar rights.

Q:	What can I do if I change my mind after I vote my units?

A:	You may revoke your proxy by:

•	Voting in person at the 2020 Annual Meeting;

•
Giving written notice of the revocation to the Company's CFO, Christy Marchand, at the Company's offices at 1822 43rd Street SW, Mason City, Iowa 50401 which is RECEIVED prior to 5:00 p.m. on Friday, February 14, 2020; or

•	Giving written notice of the revocation to the Company's CFO, Christy Marchand, at the commencement of the 2020 Annual Meeting.

Q:	What happens if I mark too few or too many boxes on the proxy card?

A:
If you do not mark any choices on the proxy card, then the proxies will vote your units WITHHOLD for the director election and FOR Proposal Two — Say-on-Pay. You may wish to vote for only one of the director nominees. In this case, your vote will only be counted for the nominee you have selected. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a nominee or FOR and AGAINST Proposal Two — Say-on-Pay, your votes will not be counted with respect to the director nominee or proposal for which you marked contradicting choices.

However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2020 Annual Meeting.

Q:	Who can attend the 2020 Annual Meeting?

A:	All members of the Company as of the close of business on the record date may attend the 2020 Annual Meeting.

Q:	What is the record date for the 2020 Annual Meeting?

A:	The record date for the 2020 Annual Meeting is January 8, 2020.

Q:	Who will count the vote?

A:	The Company's CFO, Christy Marchand, and Human Resources Manager, Whitney Brierly, will act as inspectors of the election and will count the vote.

Q:	How do I nominate a candidate for election as a director for the 2020 annual meeting?

A:
Two director positions will stand for election at the 2021 annual meeting. Nominations for director positions are made by a nominating committee appointed by the Board. In addition, a member may nominate a candidate for director by following the procedures explained in Section 5.2(c) of the Operating Agreement. Section 5.2(c) of the Operating Agreement requires that written notice of a member's intent to nominate an individual for director must be given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the Company not less than 120 calendar days prior to the one year anniversary of the date when the Company's proxy statement was released in connection with the previous year's annual meeting. Director nominations submitted pursuant to the provisions of the Operating Agreement must be submitted to the Company by September 5, 2020.

Q:	What is a member proposal?

A:
A member proposal is your recommendation or requirement that the Company and/or the Board take action, which you intend to present at a meeting of the Company's members. Your proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is included in the Company's proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:	When are member proposals due for the 2021 annual meeting?

A:
In order to be considered for inclusion in next year's proxy statement, member proposals must be submitted in writing to the Company by September 5, 2020. The Company suggests that member proposals for the 2021 annual meeting of the members be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2021 annual meeting of members without including such proposal in the Company's proxy statement must provide the Company notice of such proposal no later than November 19, 2020. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a member proposal intended to be submitted to the 2021 annual meeting by November 19, 2020, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion, provided the Company has included in its proxy statement an explanation of its intention with respect to voting on the proposal.

Q:	What is the effect of a broker non-vote?

A:
While we do not believe that any of our units are held in street name by brokers, broker non-votes, if any, will count for purposes of establishing a quorum at the 2020 Annual Meeting. A broker non-vote occurs when an individual owns units which are held in the name of a broker. The individual is the beneficial owner of the units, however, on the records of the Company, the broker owns the units. If the individual who beneficially owns the units does not provide the broker with voting instructions on non-routine matters, including the proposals presented at the 2020 Annual Meeting, this is considered a broker non-vote. For such non-routine matters, the broker cannot vote either way and reports the units as "non-votes." These broker non-votes function as abstentions under our governing documents.

Q:	Who is paying for this proxy solicitation?

A:
The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such materials and reports to such beneficial owners.

PROPOSALS TO BE VOTED UPON

PROPOSAL ONE
ELECTION OF DIRECTORS

Seven elected and three appointed directors comprise the Board. The elected directors are divided into three classes. Two directors are to be elected by the members at the 2020 Annual Meeting and the terms of the remaining elected directors expire in either 2020 or 2021. Below is a chart showing when each elected director's term expires.

Annual Meeting	Directors Who Stand For Election
2020	Marion Cagley
Jerry Calease
2021	Jim Boeding
Duane Lynch
2022	Stan Laures
Roger Shaffer
Dave Sovereign

At the 2017 annual meeting, Jerry Calease and Marion Cagley were re-elected to serve three-year terms until the 2020 Annual Meeting. Mr. Cagley is not running for re-election at the 2020 Annual Meeting. At the 2018 annual meeting, Jim Boeding and Duane Lynch were re-elected to serve three-year terms until the 2021 annual meeting. At the 2019 annual meeting, Stan Laures, Roger Shaffer and Dave Sovereign were re-elected to serve three-year terms until the 2022 annual meeting.

The Board has recommended Jerry Calease, Dustin Petersen and Reid Weiland as nominees for election at the 2020 Annual Meeting. Mr. Calease was elected to the Board at the Company's annual meeting on September 17, 2003. Mr. Petersen and Mr. Weiland have not previously served on the Company's board of directors. Each of the nominees was recommended by members of the Company to the nominating committee.

The following table contains certain information with respect to the nominees for election to the Board at the 2020 Annual Meeting:

Name and Principal Occupation	Age	Year First Became a Director	Term Expires
Jerry Calease, Farmer	67	2003	2020
Dustin Petersen, Chief Financial Officer	46	—	—
Reid Weiland, Managing Partner Farm Operation	40	—	—

Biographical Information for Nominees

Jerry Calease, Incumbent Director and Nominee- Age 67

Mr. Calease has served on the Board since September 17, 2003. Mr. Calease's term expires in 2020. Mr. Calease serves on our public relations committee and director compensation committee. Mr. Calease has been the owner/operator of a corn and soybean farming operation in Bremer County, Iowa called J + K Calease Farms for the majority of his career. Mr. Calease has been a certified crop adviser and a Douglas township trustee for multiple years. Mr. Calease also sits on the board of directors of Butler-Bremer Mutual Telephone Company, a private company, and Bremer Mutual Insurance Association, a private company.

Mr. Calease was selected as a nominee based on his business and agriculture experience as well as his prior involvement with the ethanol industry and the Company. Mr. Calease has consented to serving on the Board if he is elected.

Dustin Petersen, Director Nominee - Age 46

Mr. Petersen was nominated to run for election to the Company's Board by our nominating committee. Mr. Petersen has never served on the Company's Board. For the past five years, Mr. Petersen has served as the Chief Financial Officer of Harrison Corporation and Harrison Truck Centers, both privately held companies.  Mr. Petersen is also the managing partner of E85 Farms LLC, a privately held corn and soybean operation in Northern Iowa.  Prior to his current roles, Mr. Petersen was a CPA with McGladrey LLP and served as the national renewable energy leader with a public accounting firm as well as served numerous clients in various industries.  Mr. Petersen has served on numerous non-profit boards of directors in various capacities and is a member of the Iowa Society of CPA’s and the American Institute of CPA’s. Mr. Petersen was selected as a nominee based on his business, financial and agriculture experience as well as his prior involvement with the ethanol industry and the Company. Mr. Petersen has consented to serving on the Board if he is elected.

Reid Weiland, Director Nominee - Age 40

Mr. Weiland was nominated to run for election to the Company's Board by our nominating committee. Mr. Weiland has never served on the Company's Board. For the past five years, Mr. Weiland has been active in the agriculture industry serving as the president of DGC, Limited, a private company, as a general partner of Weiland Family Farms, LLLP, a private company, and as secretary of Weiland Grain & Livestock, Inc., a private company. Mr Weiland also is a managing member of Concord Development Company, LLC and Bottlebrush Swine, LLC, both private companies. Mr. Weiland was selected as a nominee based on his business and agriculture experience. Mr. Weiland has consented to serving on the Board if he is elected.

Required Vote and Board Recommendation

In the election of directors, the two nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. Members who are entitled to appoint a director pursuant to the Operating Agreement cannot vote in the director election. In the director election, because directors are elected by plurality vote, abstentions and withheld votes will not be counted either for or against any nominee. Abstentions and withheld votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum. If you mark contradicting choices on your proxy card such as both for and withhold for a nominee, your votes will not be counted with respect to the nominee for whom you marked contradicting choices.

THE BOARD HAS DETERMINED THAT EACH NOMINEE IS QUALIFIED TO SERVE AS A DIRECTOR. YOU MAY VOTE FOR ONLY TWO NOMINEES. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES FOR DIRECTOR, THE PROXIES WILL BE COUNTED AS PRESENT FOR PURPOSES OF THE QUARUM AND WITHHOLD FOR ALL THE NOMINEES.

Biographical Information for Non-nominee Directors

Jim Boeding, Director - Age 72

Mr. Boeding has served on the Board since the Company's inception. Mr. Boeding's term expires in 2021. Mr. Boeding is also a member of our executive committee, nominating committee and audit committee. For over 40 years, Mr. Boeding has operated a farm near Decorah, Iowa called Quiet Creek Farm. Mr. Boeding holds a degree in business from the University of Northern Iowa and has been involved in several startup companies in the area that have resulted in economic benefits. Mr. Boeding serves as a director of Golden Advanced Proteins, a private company. Mr. Boeding previously held the office of treasurer for the Company until a Chief Financial Officer was appointed.

Duane Lynch, Director - Age 79

Mr. Lynch has served on the Board since the Company's inception. Mr. Lynch's term expires in 2021. Mr. Lynch serves on our risk management committee, nominating committee and our director compensation committee. Mr. Lynch owns a grain farm consisting primarily of corn and soybeans called Lynch Farms for over the past 50 years. Mr. Lynch was previously associated with Dekalb and Latham as a seed salesman and is currently serving as a director of Golden Advanced Proteins, a private company. Mr. Lynch also served on the Farmer's Home Administration board and on his church council's finance committee.

Leslie M. Hansen, Appointed Director - Age 66

Ms. Hansen was appointed to the Board by Sizzle X, Inc. on February 12, 2007, pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to the Board. Ms. Hansen serves on our audit committee and executive compensation committee. For nearly 30 years, Ms. Hansen has served as chief financial officer of Precision of New Hampton, Inc., and as vice-president and chief financial officer of Hotflush, Inc. for nearly 15 years. Ms. Hansen is also the president of Sizzle X, Inc.

Ms. Hansen will serve indefinitely as a director on the Board at the pleasure of Sizzle X, Inc., so long as Sizzle X, Inc. continues to own one million or more of our Class A units. Ms. Hansen also serves on the board of directors of Precision of New Hampton, Inc., a private company, Hotflush, Inc., a private company, and representing the Company's investment interest as a director of Homeland Energy Solutions, LLC, a publicly reporting company.

Stanley Laures, Director, Secretary and Nominee - Age 80

Mr. Laures has served on the Board since the Company's inception. Mr. Laures's term expires in 2022. Mr. Laures is also a member of our audit committee and executive committee. Mr. Laures will continue to hold the office of secretary until his earlier resignation or removal by the Board. During our first two years, he served as our project coordinator with responsibility for all of the Company's organizational issues. For over 40 years, he was involved with a family farming operation near New Hampton, Iowa.  Further, Mr. Laures spent approximately 35 years in the banking industry as a commercial loan officer and a member of the bank's board of directors. Mr. Laures serves as a director and president of S&V Green Acres, Ltd, a closely held family farm corporation raising corn and soybeans.

Dave Reinhart, Appointed Director - Age 70

Mr. Reinhart was appointed to the Board by Fagen, Inc. on January 23, 2012, pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to the Board. Mr. Reinhart serves on our risk management committee and director compensation committee. For over 35 years, Mr. Reinhart has operated family-owned supermarkets in Iowa. Mr. Reinhart will serve indefinitely as a director on the Board at the pleasure of Fagen, Inc., so long as Fagen, Inc. continues to own one million or more of our Class A units. Mr. Reinhart also serves as a board member for Amaizing Energy, LLC, Big River Resources, LLC, Corn, LP, and Platinum Ethanol, all privately held companies.

Roger Shaffer, Director and Nominee - Age 59

Mr. Shaffer has served on the Board since 2012. Mr. Shaffer's term expires in 2022. Mr. Shaffer has owned the certified public accounting firm, Shaffer Company, PC in Sumner, Iowa for approximately 30 years. Prior to his ownership of that company, he worked for other CPA firms. Mr. Shaffer also operates a grain farming operation. Mr. Shaffer is currently serving as the treasurer for the Iowa Association of School Boards as well as a member of the audit committee and is serving as a director of Golden Advanced Proteins, a private company. He has also previously served on the Waterloo Chapter of Iowa Society of CPA's and various other community organizations.

Dave Sovereign, Director, Chairman and Nominee - Age 63

Mr. Sovereign has served on the Board since the Company's inception. Mr. Sovereign's term expires in 2022. Mr. Sovereign serves as the Chairman of the Board. Mr. Sovereign will continue to serve as Chairman until his earlier resignation or removal by the Board. Mr. Sovereign is also a member of our executive committee, audit committee, risk management committee, public relations committee, and executive compensation committee. For more than the past five years, Mr. Sovereign has been an active partner in a family farming operation near Cresco, Iowa, and as a partner in Paris Foods, Inc., a livestock production facility. He is also a member of Sovereign Building L.C., which owns and leases hog confinement buildings. Mr. Sovereign is also a board member of the American Coalition for Ethanol. Mr. Sovereign previously held the offices of vice chairman and vice president of the Company.

Mr. Sovereign also serves as the chairman of Paris Foods, Inc, a private company, the chairman of Sovereign Trucking, Inc., a private company, as a director of Sovereign Building L.C., a private company, as a director of DRSG Partnership, a private company, as the chairman of GDB, LLC, a private company, as a director for Cresco Fuels Inc, a private company, as a director of Golden Advanced Proteins, a private company, is a director on the American Coalition of Ethanol board and representing the Company's investment interest as a director for Absolute Energy, LLC, a private company.

Steve Sukup, Vice-Chairman and Appointed Director - Age 63

Mr. Sukup was appointed to the Board on April 18, 2005 by Fagen Engineering, LLC. On August 21, 2006, Fagen Engineering, LLC transferred its units to Ron Fagen. On September 25, 2006, Ron Fagen reappointed Mr. Sukup to the Board pursuant to the Operating Agreement, which permits Class A unit holders owning one million or more of our Class A units to appoint one director to the Board. Mr. Sukup serves on our executive committee, audit committee and executive compensation committee. For nearly 40 years, Mr. Sukup has been a co-owner of Sukup Manufacturing Company, a family-owned agricultural business and his own farming operation. Mr. Sukup is also the vice-president and chief financial officer of Sukup Manufacturing. Mr. Sukup sits on the board of directors of Golden Rule Insurance, a private company, and Sukup Manufacturing Company, a private company.

The Board elected Mr. Sukup as the Company's vice chairman. Mr. Sukup is anticipated to hold the office of vice chairman until the earlier of his resignation or removal from office. Mr. Sukup will serve indefinitely as a director on the Board at the pleasure of Ron Fagen for so long as he continues to own one million or more of our Class A units.

Biographical Information Regarding Officers and Key Employees

Curt Strong, Executive Vice President and Commodity Manager - Age 57

In October 2011, Mr. Strong was hired as commodity manager. Mr. Strong was appointed Executive Vice President of the Company by the Board on October 20, 2014. Prior to his employment with the Company, Mr. Strong was the grain merchandiser for Northern Ag Service, Inc., West Union, Iowa in charge of grain merchandising for the company from 2001 until 2011.  Mr. Strong originated and sold grain for four of the company's locations across the Midwest along with managing the company's overall futures position.  Prior to that time, Mr. Strong was a self employed farmer.  Mr. Strong also serves on the board of Four Strong, Inc., a private company and Golden Advanced Proteins, a private company. In June 2014, Mr. Strong was appointed as the Company's representative to Renewable Products Marketing Group in Shakopee, Minnesota. Mr. Strong  is anticipated to hold the office of commodity manager and Executive Vice President until the earlier of his resignation, death, disqualification or removal by the Board.

Christine A. Marchand, Chief Financial Officer - Age 42

In November 2005, the Board appointed Christine Marchand to serve as interim Chief Financial Officer of the Company until she was appointed permanent Chief Financial Officer in February 2006. Ms. Marchand served as interim Chief Executive Officer from May 22, 2014 until October 20, 2014. Prior to her employment with the Company, Ms. Marchand was the controller at a manufacturing facility and was an accountant for a public accounting company. Ms. Marchand holds an inactive certified public accountant certificate. Ms. Marchand sits on the board of directors of Marchand Investments, Inc, a private company, Homeland Energy Solutions, LLC, a publicly reporting company and the North Iowa Corridor Economic Development Corporation. Ms. Marchand is anticipated to hold the office of Chief Financial Officer until the earlier of her resignation, death, disqualification or removal from office by the Board.

Chad E. Kuhlers, Chief Operating Officer - Age 48

In August 2004, the Company hired Chad Kuhlers as plant manager. Mr. Kuhlers was appointed Chief Operating Officer of the Company by the Board on July 19, 2010. Prior to his employment with the Company, Mr. Kuhlers was the operations manager for Koch Hydrocarbon's Medford, Oklahoma facility. Mr. Kuhlers also served as the maintenance manager, process control engineer, reliability engineer and project engineer within the Koch Hydrocarbon organization. He has an electrical engineering degree from Iowa State University and an MBA from Phillips University in Enid, Oklahoma. Mr. Kuhlers also serves as a director for Homeland Energy Solutions, LLC, a publicly reporting company and Golden Advanced Proteins, a private company. In June 2014, Mr. Kuhlers was appointed as the Company's representative to Guardian Energy in Janesville, Minnesota. Mr. Kuhlers is anticipated to hold the office of Chief Operating Officer until the earlier of his resignation, death, disqualification or removal by the Board.

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

We believe that our compensation policies and procedures are reasonable based on the size and complexity of the Company and are strongly aligned with the long-term interests of our members. Congress passed a law several years ago that requires publicly reporting companies to present their members the opportunity to provide an advisory vote on the Company's executive compensation program. We urge you to read the "EXECUTIVE COMPENSATION" section of this proxy statement, including the Company's Compensation Discussion and Analysis section, for details on the Company's executive compensation, including the Company's compensation philosophy and objectives and the 2019 compensation of our executive officers. This advisory member vote, commonly known as "Say-on-Pay," gives you as a member the opportunity to endorse or not endorse our executive officer compensation program and policies through the following resolution:

"RESOLVED, that the members endorse the compensation of the Company's executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained under the caption "EXECUTIVE COMPENSATION" of this proxy statement."

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements. We believe the "Say-on-Pay" proposal demonstrates our commitment to achieving a high level of total return for our members.

This proposal will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal, regardless of whether any alternative receives a vote from a majority of the units represented at the 2020 Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ENDORSEMENT OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS. FOR EACH PROPERLY EXECUTED PROXY WHERE THE MEMBER DOES NOT MARK ANY CHOICES, THE PROXIES WILL VOTE FOR THE APPROVAL OF PROPOSAL TWO.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (SEC). Except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all units beneficially owned by that person. In addition, unless otherwise indicated, all persons named below can be reached at the following address: Golden Grain Energy, LLC, 1822 43rd Street SW, Mason City, IA 50401.

As of January 8, 2020, the following individuals beneficially owned 5% or more of our outstanding Class A membership units:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class A Membership Units	Leslie Hansen(1)	1,000,000 Class A Units	5.3%
Class A Membership Units	Ron Fagen(2)	2,000,000 Class A Units	10.6%

(1) Leslie Hansen beneficially owns 1,000,000 Class A units held by Sizzle X, Inc. Leslie Hansen is a director.
(2) Ron Fagen beneficially owns 1,000,000 of his Class A units through his control of Fagen, Inc.

As of January 8, 2020, the following individuals beneficially owned 5% or more of our outstanding Class B membership units:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class B Membership Units	Jim Boeding(1)	50,000 Class B Units	5.4%
Class B Membership Units	Wendland Investments, Inc.	55,000 Class B Units	6.0%

(1) Jim Boeding is a director of the Company.

Security Ownership of Management

As of January 8, 2020, members of the Board, nominees and executive officers beneficially owned Class A membership units as follows:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class A Membership Units	Jim Boeding, Director	61,000	*
Class A Membership Units	Marion Cagley,(1) Director	48,000	*
Class A Membership Units	Jerry Calease, Director/Nominee	110,000	*
Class A Membership Units	Leslie Hansen,(2) Director	1,000,000	5.3%
Class A Membership Units	Chad Kuhlers,(3) COO	31,166	*
Class A Membership Units	Stan Laures,(4) Secretary/Director	130,000	*
Class A Membership Units	Duane Lynch, Director	120,000	*
Class A Membership Units	Christine Marchand,(5) CFO	14,167	*
Class A Membership Units	Dustin Petersen, Director Nominee	—	*
Class A Membership Units	Dave Reinhart, Director	—	*
Class A Membership Units	Roger Shaffer,(6) Director	25,000	*
Class A Membership Units	Dave Sovereign,(7) Chairman/Director	117,000	*
Class A Membership Units	Curt Strong,(8) Executive VP/Commodity Manager	4,500	*
Class A Membership Units	Steve Sukup,(9) Vice-Chairman and Director	400,000	2.1%
Class A Membership Units	Reid Weiland, Director Nominee	—	*
TOTAL CLASS A MEMBERSHIP UNITS:		2,060,833	10.9%

(*) Indicates that the membership units owned represent less than 1% of the outstanding Class A units.
(1) Marion Cagley shares investment and voting power with respect to these 48,000 Class A units with his spouse.
(2) Leslie Hansen beneficially owns 1,000,000 Class A units held by Sizzle, Inc.
(3) Chad Kuhlers beneficially owns the units held by CEK Investments, Inc. Mr. Kuhlers shares voting and investment power with respect to these 31,166 Class A units with his spouse.
(4) Stan Laures owns 65,000 Class A units individually, and beneficially owns 65,000 Class A units that are owned by his spouse. Stan Laures has sole investment and voting power with respect to 65,000 Class A units and shares investment and voting power with respect to the remaining 65,000 Class A units with his spouse.
(5) Christine Marchand beneficially owns the units held by Marchand Investments, Inc. Ms. Marchand shares voting and investment power with respect to these 14,167 Class A units with her spouse.
(6) Roger Shaffer shares voting and investment power with respect to the 25,000 Class A units with his spouse.
(7) Dave Sovereign owns 57,000 Class A units individually, and beneficially owns 60,000 Class A units through DRSG Partnership of which Mr. Sovereign is a partner. Dave Sovereign shares voting and investment power with respect to the 57,000 Class A units with his spouse and with respect to the 60,000 Class A units with the other partners of DRSG Partnership.
(8) Curt Strong beneficially owns the units held by Four Strong Ltd. Mr. Strong shares voting and investment power with respect to these 4,500 Class A units with his spouse.
(9) Steve Sukup owns 245,000 Class A units individually, and beneficially owns 155,000 Class A units with his spouse. Mr. Sukup shares voting and investment power with respect to the 155,000 Class A units with his spouse.

As of January 8, 2020, members of the Board, nominees and executive officers beneficially owned Class B membership units as follows:

Title of Class	Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Class B Membership Units	Jim Boeding, Director	50,000	5.4%
Class B Membership Units	Marion Cagley, Director	20,000	2.2%
Class B Membership Units	Jerry Calease, Director/Nominee	25,000	2.7%
Class B Membership Units	Stan Laures, Secretary/Director	5,000	0.5%
Class B Membership Units	Duane Lynch,(1) Director	20,000	2.2%
Class B Membership Units	Dave Sovereign,(2) Chairman/Director	39,000	4.2%
TOTAL CLASS B MEMBERSHIP UNITS :		159,000	17.3%

(1) Duane Lynch owns 10,000 Class B units individually and beneficially owns 10,000 Class B units that are owned by his spouse.
(2) Dave Sovereign owns 2,000 Class B units individually and beneficially owns 17,000 Class B units through Mr. Sovereign's part ownership of GDB, LLC and beneficially owns 20,000 Class B units through Mr. Sovereign's part ownership in DRSG Partnership. Dave Sovereign shares investment and voting power with respect to the 2,000 Class B units with his spouse and shares investment and voting power with respect to the 37,000 Class B units with the other owners of GDB, LLC and DRSG Partnership.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

The Board generally meets once per month. The Board held twelve regularly scheduled meetings and one special meeting during the fiscal year ended October 31, 2019. Each director attended at least 75% of the meetings of the Board during the fiscal year ended October 31, 2019.

The Board does not have a formalized process for holders of membership units to send communications to the Board. The Board feels this is reasonable given the accessibility of our directors. Members desiring to communicate with the Board are free to do so by contacting a director. The names of our directors are available by calling the Company's office at (641) 423-8525.

The Board does not have a policy with regard to directors' attendance at annual meetings. Last year, all directors, except for Leslie Hansen and Steve Sukup, attended the Company's annual meeting. Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.

Director and Nominee Independence

All of our directors are independent, as defined by NASDAQ Rule 5605(a)(2). Each of the director nominees are independent, as defined by NASDAQ Rule 5605(a)(2). In evaluating the independence of our directors and nominees, we considered the following factors: (i) the business relationships of our directors and nominees; (ii) positions our directors and nominees hold with other companies; (iii) family relationships between our directors and nominees and other individuals involved with the Company; (iv) transactions between our directors and nominees and the Company; and (v) compensation arrangements between our directors and the Company.

Policy Regarding Employee, Officer and Director Hedging

We do not have a policy prohibiting our directors, officers or employees from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of the Company's membership units held by such persons.  As a limited liability company, we are required to restrict the transfers of our membership units in order to preserve our partnership tax status. Our membership units may not be traded on any established securities market or readily traded on a secondary market (or the substantial equivalent thereof). Because there is no public market for our units, it is the view of the Board that such a policy is unnecessary.

Board Leadership Structure and Role In Risk Oversight

The Company is managed by an Executive Vice President, Chief Operations Officer and Chief Financial Officer that are separate from the Chairman of the Board. The Board has determined that its leadership structure is reasonable and effective to create checks and balances between the executive officers of the Company and the Board. The Board is actively involved in overseeing all material risks that face the Company, including risks related to changes in commodity prices. The Board administers its oversight functions by reviewing the operations of the Company, by overseeing the executive officers' management of the Company, and through its risk management committee.

Code of Ethics

The Board has adopted a Code of Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Ethics applies to all of our employees, officers, and directors, including our Executive Vice President, Chief Financial Officer and Chief Operating Officer. The Code of Ethics is available free of charge on written request to Golden Grain Energy, LLC, 1822 43rd Street SW, Mason City, Iowa 50401.

Audit Committee

The Company has a standing audit committee. The purpose of the audit committee is to monitor the integrity of the Company's financial reporting process and systems of internal controls. The audit committee appoints and monitors the independence and qualifications of the Company's independent registered public accounting firm (independent accountant), monitors the Company's internal control documentation, provides an avenue of communication among the independent accountant, management, and the Board, and prepares an audit committee report to be included in the Company's annual proxy statement.

The audit committee of the Board operates under a charter, adopted by the Board in Fall 2004, and updated in November 2014. A copy of the audit committee charter is available on the Company's website at www.ggecorn.com. Under the charter, the audit committee must have at least three members. The Board has appointed Jim Boeding (co-chairperson), Leslie Hansen (co-chairperson), Stan Laures, Roger Shaffer, Dave Sovereign and Steve Sukup to the audit committee. The audit committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, all of our audit committee members are independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2). A director would not be independent if they, or a family member, had been employed by the Company at any time during the last three years, accepted any compensation from the Company in excess of $120,000 during the last three years, or was a partner in, or a controlling shareholder or an executive officer of any organization which had extensive business dealings with the Company. Additionally, directors serving on the audit committee must not have participated in the preparation of the financial statements of the Company at any time during the last three years.

The Board has determined that Roger Shaffer qualifies as an audit committee financial expert. Mr. Shaffer is a Certified Public Accountant. Mr. Shaffer is independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2). The audit committee held four meetings during our fiscal year ended October 31, 2019. All of our audit committee members, except Leslie Hansen, attended at least 75% of the audit committee meetings during our fiscal year ended October 31, 2019.

Audit Committee Report

The audit committee delivered the following report to the Company's Board on December 20, 2019. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended October 31, 2019.  The audit committee has discussed with its independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended, modified or supplemented.  The audit committee has received and reviewed the written disclosures and the letter to management from its independent auditor, as required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and has discussed with management and the independent auditor the independent auditor's independence.  The audit committee has considered whether the provision of services by its independent auditor, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q, are compatible with maintaining the independent auditor's independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements referred to above be included in the Company's annual report on Form 10-K for the fiscal year ended October 31, 2019.

Audit Committee
Jim Boeding, Co-Chair
Leslie Hansen, Co-Chair
Stan Laures
Roger Shaffer
Dave Sovereign
Steve Sukup

Independent Registered Public Accounting Firm

The audit committee selected RSM US LLP as the independent registered public accounting firm for the fiscal year November 1, 2019 to October 31, 2020. A representative of the Company's independent accounting firm is expected to be present at the 2020 Annual Meeting to respond to appropriate questions from the members and will have an opportunity to make a statement if they desire.

Audit Fees

The fees charged by the Company's independent registered public accounting firm during the last two fiscal years are as follows:

Category	Fiscal Year	Fees
Audit Fees(1)	2019	$95,920
	2018	95,920
Audit-Related Fees	2019	—
	2018	—
Tax Fees(2)	2019	45,900
	2018	69,430
All Other Fees(3)	2019	130
	2018	4,560
(1) Audit fees consist of fees billed for audit services in connection with the reviews of the quarterly financial statements and for the audit of the fiscal year-end financial statements in connection with statutory and regulatory filings and engagements.

(2) Tax fees consist of fees billed for tax services in connection with the preparation of the annual tax return, research and development tax study and other services in connection with statutory and regulatory filings and engagements.

(3) All other fees consists of fees billed for network and information technology equipment and services.

Prior to engagement of the independent registered public accounting firm to perform audit, tax and consulting services for the Company, the services were pre-approved by our audit committee pursuant to the Company's policy requiring such approval. One hundred percent (100%) of all services were pre-approved by our audit committee.

Nominating Committee

The Board appointed Stan Laures, Roger Shaffer, Dave Sovereign and Ron Pumphrey to the nominating committee for the fiscal year ended October 31, 2019. The nominating committee held one meeting in order to nominate candidates for the 2020 Annual Meeting and each member of the nominating committee attended the meeting.

The nominating committee oversees the identification and evaluation of individuals qualified to become directors and recommends to the Board the director nominees for each annual meeting of the members. The major responsibilities of the nominating committee are to:

•	Develop a nomination process for candidates to the Board;

•	Establish criteria and qualifications for membership to the Board;

•	Identify and evaluate potential director nominees;

•	Fill vacancies on the Board; and

•	Recommend nominees to the Board for election or re-election.

The following list represents the types of criteria the nominating committee takes into account when identifying and evaluating potential nominees:

•	Agricultural, business and financial background;

•	Accounting experience;

•	Community or civic involvement;

•	Independence from the Company (i.e. free from any family, material business or professional relationship with the Company);

•	Lack of potential conflicts of interest with the Company;

•	Examples or references that demonstrate a candidate's integrity, good judgment, commitment and willingness to consider matters with objectivity and impartiality; and

•
Specific needs of the existing board relative to any particular candidate so that the overall board composition reflects a mix of talents, experience, expertise and perspectives appropriate to the Company's circumstances.

The nominating committee does not operate under a charter. The nominating committee does not have a formalized policy related to diversity on the Board. The nominating committee does not have a policy for receiving nominations for director positions from the Company's members. The Company believes this is reasonable because the Operating Agreement provides a procedure for the members to nominate individuals to stand for election as directors. The nominating committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. However, each member of the nominating committee is independent under the NASDAQ definition of independence.

Nominations for the election of directors may be made by any member entitled to vote generally in the election of directors by following the procedures in the Company's Operating Agreement. In accordance with the Company's Operating Agreement, a member desiring to nominate one or more persons for election as a director must provide the Company with written notice of such member's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 120 calendar days before the one year anniversary of the date when the Company's proxy statement was released to the members in connection with the previous year's annual meeting. The deadline for the 2021 annual member meeting is September 5, 2020.

The notice to the Secretary shall set forth: (a) the name and address of record of the member who intends to make the nomination; (b) a representation that the member is a holder of record of units of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (d) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (e) such other information regarding each nominee proposed by such member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (f) the consent of each nominee to serve as a director of the Company if so elected; and (g) a nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding membership units and clearly setting forth the proposed nominee as a candidate for the director's seat to be filled at the next election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

The Company solicited nominations for individuals to stand for election at the 2020 Annual Meeting by sending out a newsletter in September 2019 which was distributed to all members. The Company received three proposed nominee, including one incumbent director running for re-election at the 2020 Annual Meeting. The nominating committee selected each nominee to stand for election at the 2020 Annual Meeting.

Compensation Committees

Leslie Hansen (chairperson), Dave Sovereign and Steve Sukup serve on our executive compensation committee and Marion Cagley, Jerry Calease, Duane Lynch (chairperson) and Dave Reinhart serve on our director compensation committee.

Each member of the executive compensation committee is independent under the NASDAQ definition of independence. Each member of the director compensation committee is independent under the NASDAQ definition of independence. The compensation committees do not operate under a charter. Each of the compensation committees held one meeting for the 2019 fiscal year and each member of the compensation committee attended the meeting.

For additional information on the responsibilities and activities of the compensation committees, including the process for determining executive compensation; see the section of this proxy statement entitled "Compensation Discussion and Analysis."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No family relationships currently exist between any of the directors, nominees, officers, or key employees of the Company.

We have engaged in transactions with related parties. The details of these transactions are discussed below.

Chuck Schaffer

Chuck Schaffer manages a grain elevator from which the Company purchased corn and miscellaneous materials of approximately $33,982,000 during our 2019 fiscal year. Mr. Schaffer serves on our Risk Management Committee. The Company believes that these purchases from the grain elevator were on terms no less favorable than the Company could have received from independent third parties. Mr Schaffer's interest in the transactions cannot be determined without unreasonable expense.

Dave Sovereign

Dave Sovereign manages a grain elevator from which the Company purchased corn and miscellaneous materials of approximately $169,000 during our 2019 fiscal year. Mr. Sovereign serves as a director. The Company believes that these purchases from the grain elevator were on terms no less favorable than the Company could have received from independent third parties. Mr. Sovereign's interest in the transactions cannot be determined without unreasonable expense.

Reid Weiland

Reid Weiland manages a grain operation from which the Company purchased corn of approximately $1,632,000 during our 2019 fiscal year. Mr. Weiland has never served on the Company's Board but is a director nominee for the 2020 Annual Meeting. The Company believes that these purchases from the grain operation were on terms no less favorable than the Company could have received from independent third parties. Mr. Weiland's interest in the transactions cannot be determined without unreasonable expense.

Fagen, Inc. and Ron Fagen

Fagen, Inc. is a design build company from which the Company entered into a purchase agreement in the amount of approximately $7.3 million for additional fermentation capacity. During our 2019 fiscal year payments were made on this contract of approximately $1,319,000. Fagen Inc. and Ron Fagen each own in excess of 5% of our Class A Units.

The Board reviews all transactions with related parties, as that term is defined by Item 404 of SEC Regulation S-K, or any transaction in which related persons have an indirect interest. The Company's Operating Agreement includes a written policy that requires that any such related transaction be made on terms and conditions which are no less favorable to the Company than if the transaction had been made with an independent third party. Further, our Operating Agreement requires our directors to disclose any potential financial interest in any transaction being considered by the Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Throughout this proxy statement, the individuals who served as our Chief Financial Officer, Chief Operating Officer and Executive Vice President/Commodity Manager are referred to as the "executive officers" or "executives." The executive compensation committee does not operate under a charter.

The executive compensation committee of the Board has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives. The executive compensation committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our principal executive officer are similar in form to the compensation and benefits provided to our other executive officers.

The executive compensation committee:

(1)	establishes and administers a compensation policy for senior management;

(2)	reviews and approves the compensation policy for all or our employees other than senior management;

(3)	reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(4)	reviews and monitors our succession plans;

(5)	approves awards to employees pursuant to our incentive compensation plans; and

(6)	approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the committee's actions are reported to the Board and, where appropriate, submitted to the Board for ratification. The executive compensation committee meets with each of the executive officers to evaluate their performance and makes recommendations to the Board regarding the executive officers' compensation.

In setting compensation, the executive compensation committee took into account the member vote at our 2017 annual member meeting called the "Say-on-Pay," where the Company's members overwhelming voted to endorse the Company's system of compensating its executive officers.

Compensation Philosophy and Objectives

Our compensation programs are designed to achieve the following objectives:

•	Attract, retain and motivate highly qualified and talented executives who will contribute to the Company's success by reason of their ability, ingenuity and industry;

•	Link compensation realized to the achievement of the Company's short and long-term financial and strategic goals;

•	Align management and member interests by encouraging long-term member value creation;

•	Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and dilution perspectives; and

•	Support important corporate governance principles and comply with best practices.

To achieve these objectives, the executive compensation committee expects to implement and maintain compensation plans that tie a portion of the executives' overall compensation to the Company's financial performance.

Executive Compensation Committee Procedures

The executive compensation committee of the Board is responsible for determining the nature and amount of compensation for the Company's executive officers. In our 2019 fiscal year, the executive compensation committee consisted of three non-employee directors: Leslie Hansen (Chairperson), Dave Sovereign and Steve Sukup.

The executive compensation committee solicits input from the executive officers regarding their personal performance achievements and performs an annual evaluation of the executive officers which is shared with the Board. This individual performance assessment determines a portion of the annual compensation for each executive officer.

In determining the long-term incentive component of the executive officers' compensation, the executive compensation committee will consider all relevant factors, including the Company's performance, the value of similar awards to executive officers of comparable companies, and the awards given to the executive officers in past years. The executive officers are not present at either executive compensation committee or Board level deliberations concerning their compensation.

From time to time, the executive compensation committee may delegate to the Executive Vice-President the authority to implement certain decisions of the committee or to fulfill administrative duties.

Compensation Components

Base Salary

Base salaries for our executive officers are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Net Income Bonus

2019 Executive Bonus Plan

During the Company's 2015 fiscal year, it established a new Executive Compensation Plan. In addition to the base salaries, the Board approved a cash bonus payable for our 2019 fiscal year to our Executive Vice President/Commodity Manager, Curt Strong, our Chief Financial Officer, Christine Marchand, and our Chief Operating Officer, Chad Kuhlers, shared equally among our three executives. The amount of the bonus is 1% of our net income for the fiscal year as determined by our audited financial statements. The Company believes that the net income bonus is reasonable as it ties the bonus paid to the executive officers to the financial success of the Company and is easily quantified by the Company.

For our fiscal year ended October 31, 2019, the Company had a net loss of approximately $1.7 million and therefore no bonus payment was made. For our fiscal year ended October 31, 2018, the Company had net income of approximately $6.4 million and a bonus payment of approximately $64,000.  For the 2018 fiscal year, the net income bonus was paid in cash shortly following our fiscal year end.

Benefits and Perquisites

We do not provide any material executive perquisites. We have no supplemental retirement plans or pension plans and we have no intention of implementing any such plans in our 2020 fiscal year.

No Pension Benefit Plan, Change of Control or Severance Agreements

We offer no pension benefit plans to our executive officers. Our executive officers do not have change of control or severance agreements, which means the Board retains discretion over severance arrangements if it decides to terminate their employment. However, if we were to experience a change in control, any un-vested phantom unit awards would immediately vest.

Accounting and Tax Treatment of Awards

None of our executive officers, directors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this level in the foreseeable future.

Executive Compensation Committee Report

The executive compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the executive compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

    Executive Compensation Committee
Leslie Hansen, Chair
Dave Sovereign
Steve Sukup

Compensation Committee Interlocks and Insider Participation

None of the members of the executive compensation committee is or has been an employee of the Company. There are no interlocking relationships between the Company and other entities that might affect the determination of the compensation of our executive officers.

PEO Pay Ratio

As a result of rules adopted by the SEC, we are disclosing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of our Principal Executive Officer for the fiscal year ended October 31, 2019:

•	The median of the annual total compensation of all of our employees (excluding the Principal Executive Officer) was $56,980.

•	The annual total compensation of our Principal Executive Officer, as reported on our Summary Compensation Table, was $168,231.

•	Based on this information, the ratio of our Principal Executive Officer's annual total compensation to our median employee was 2.95:1.

Our employee population as of October 31, 2019 (the date we selected to identify our median employee), consisted of 55 individuals, with all of these individuals located in the United States. We identified our median employee based on the annual total compensation paid during the fiscal year ended October 31, 2019, calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K.

In addition, for purposes of reporting the ratio of annual total compensation of the Principal Executive Officer to the median employee, both the Principal Executive Officer and median employee’s total compensation paid during the fiscal year ended October 31, 2019, were calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K. The Company has not made any of the adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine annual total compensation.

Summary Compensation Table

The following table sets forth all compensation paid or payable by the Company during the last three fiscal years to our Chief Financial Officer, Chief Operating Officer and Executive Vice-President/Commodity Manager. As of October 31, 2019, none of our directors or executive officers had any options, warrants, or other similar rights to purchase securities of the Company.

		Annual Compensation
Name and Position	Fiscal Year	Salary	Bonus	All Other Compensation	Total Compensation
Christine Marchand, CFO	2019	$147,231	$—	$—	$147,231
	2018	137,923	21,471	—	159,394
	2017	108,462	98,986	—	207,448
Chad Kuhlers, COO	2019	249,231	—	—	249,231
	2018	243,539	21,471	—	265,010
	2017	234,269	98,986	—	333,255
Curt Strong,	2019	168,231	—	—	168,231
Executive Vice President	2018	162,923	21,471	—	184,394
Commodity Manager	2017	153,923	98,986	—	252,909

DIRECTOR COMPENSATION

Director Compensation Committee

Marion Cagley, Jerry Calease, Duane Lynch and Dave Reinhart serve on our director compensation committee. Each member of the director compensation committee is independent under the NASDAQ definition of independence. The director compensation committee does not operate under a charter. The director compensation committee has direct responsibility with respect to the compensation of members of the Board. The director compensation committee has the overall responsibility for approving and evaluating the Company's director compensation plans, policies and programs. The director compensation committee held one meeting during our fiscal year ended October 31, 2019 and all members of the committee attended the meeting. All of the director compensation committee's actions are reported to the Board and, where appropriate, submitted to the Board for ratification.

Our directors are compensated based on the number of board or committee meetings they attend and are reimbursed for certain out of pocket expenses. Directors receive $2,000 for each board meeting they attend in person and $1,750 for each board meeting they attend by conference call. The chairman of the Board receives $5,000 per month for attendance at the board meeting as well as other additional responsibilities performed by the chairman. In addition, board members receive $500 for each half day meeting they attend, and $1,000 for each full day meeting they attend, including planning and committee meetings. Members of our risk management committee receive $250 per month for their participation in weekly conference calls and members of our public relations committee receive $600 per quarter for their involvement in public relations committee meetings with the chairperson receiving $1,000 per quarter. The table below shows the compensation paid to each of our directors for the fiscal year ended October 31, 2019. Effective for our 2020 fiscal year, all compensation will remain the same.

DIRECTOR COMPENSATION

		Annual Compensation
Name	Fiscal Year	Fees Earned or Paid in Cash	All Other Compensation	Total Compensation
Jim Boeding	2019	$25,250	$—	$25,250
Marion Cagley	2019	25,900	—	25,900
Jerry Calease	2019	31,550	—	31,550
Leslie Hansen	2019	22,000	—	22,000
Stan Laures	2019	26,000	—	26,000
Duane Lynch	2019	26,250	—	26,250
Dave Reinhart	2019	25,900	—	25,900
Roger Shaffer	2019	24,750	—	24,750
Dave Sovereign	2019	67,400	—	67,400
Steve Sukup	2019	22,250	—	22,250

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and directors, all Section 16(a) filing requirements were complied with during the fiscal year ended October 31, 2019.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company's annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended October 31, 2019, accompanies this proxy statement.

These proxy materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC. The Company will provide each member solicited a printed or e-mail copy of the Proxy Statement, Proxy Card and Annual Report on Form 10-K without charge within three business days of receiving a written request.

Members should direct any requests for a printed or e-mail copy of the proxy materials as follows: (i) by calling our office at (641) 423-8525 or toll free at (888) 443-2676; (ii) by written request to Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401; (iii) by e-mail at info@ggecorn.com; or (iv) on our website at http://www.goldengrainenergy.com, on or before February 11, 2020 to facilitate timely delivery. The Company will provide each member solicited a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of specified fees. The 2019 Annual Report on Form 10-K complete with exhibits and Proxy Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC's internet site (www.sec.gov).

The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. The rule allows the Company to send a single Notice of Internet Availability of Proxy Materials to any household at which two or more members reside unless the Company has received contrary instructions from one or more member(s). This practice, known as "householding," is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs. Each member will continue to receive a separate proxy card. If you wish to receive a separate Notice of Internet Availability of Proxy Materials than that sent to your household, either this year or in the future, you may contact the Company by telephone at (641) 423-8525; by e-mail at info@ggecorn.com; or by written request at Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401 and the Company will promptly send you a separate Notice of Internet Availability of Proxy Materials. If members of your household receive multiple copies of our Notice of Internet Availability of Proxy Materials, you may request householding by contacting the Company by telephone at (641) 423-8525 or by written request at Golden Grain Energy, LLC at 1822 43rd Street SW, Mason City, IA 50401.

Golden Grain Energy, LLC 2020 Annual Meeting - Monday, February 17, 2020
For Unit Holders as of January 8, 2020. Proxy Solicited on Behalf of the Board of Directors

PROPOSAL ONE: ELECTION OF TWO DIRECTORS
**You may vote for TWO nominees**

Nominee	For	Withhold/Abstain
Jerry Calease	☐	☐
Dustin Petersen	☐	☐
Reid Weiland	☐	☐

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

For	Against	Abstain
☐	☐	☐

By signing this proxy card, you appoint Steve Sukup and Dave Reinhart, jointly and severally, each with full power of substitution, as proxies to represent you at the 2020 Annual Meeting of the members to be held on Monday, February 17, 2020, and at any adjournment thereof, on any matters coming before the meeting. Please specify your choices by marking the appropriate boxes above. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be RECEIVED by the Company by 5:00 p.m. on Friday, February 14, 2020. This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the 2020 Annual Meeting. If you do not mark any boxes, your units will be voted WITHHOLD/ABSTAIN for Jerry Calease, Dustin Petersen and Reid Weiland and FOR Proposal Two — Say-On-Pay. If you choose only one nominee, then the proxies will vote your units only for the nominee you chose. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD/ABSTAIN for a nominee, or FOR and AGAINST a proposal your votes will not be counted with respect to the nominee or proposal for whom you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2020 Annual Meeting.

Signature:	Joint Owner Signature:
Print Name:	Print Name:
Date:	Date:
Units Owned:

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ABOVE. JOINT OWNERS MUST BOTH SIGN.